WisdomTree Trust
48 Wall Street, 11th Floor
New York, NY 10005

January 3, 2008

VIA ELECTRONIC FILING

Securities and Exchange Commission

100 F Street NE
Washington, D.C. 20549

Attn: Christian Sandoe

RE:     WisdomTree Trust
           Post-Effective Amendment No. 10 to Registration Statement on Form N-1A
           File Nos. 333-132380 and 811-21864

Dear Mr. Sandoe:

     We hereby request that the effective date for Post-Effective Amendment No. 10 to the above-captioned Registration Statement be accelerated so that it will become effective on Thursday, January 3, 2008, or as soon thereafter as practicable, after the filing thereof with the Securities and Exchange Commission.

                                                                         Very truly yours,

                                                                         WisdomTree Trust

                                                                         By:      /s/ Richard A. Morris

                                                                         Name:      Richard A. Morris
                                                                         Title:         Secretary